August 29, 2016

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for The Herzfeld Caribbean Basin Fund, Inc. (the Fund) and, under the date of August 21, 2015, we reported on the financial statements of the Fund, as of and for the years ended June 30, 2015 and 2014. On May 18, 2016, we were notified of our dismissal. We have read the Fund's statements, which we understand will be filed with the Commission pursuant to Item 77K of Form N-SAR dated August 29, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with the Fund's stated reason for changing principal accountants or the statement that Tait, Weller & Baker LLP ("Tait Weller") was not consulted with by the Fund nor anyone on their behalf, on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

Very truly yours,

(signed) /s/ KPMG LLP